Exhibit 99.1

Postal Realty Trust to Acquire 113-Property US Postal Service Portfolio

- Expected to Increase Property Count by 50% Since IPO -

CEDARHURST, NEW YORK, October 7, 2019 (BUSINESSWIRE) — Postal Realty Trust, Inc. (NYSE:PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages properties leased to the United States Postal Service (“USPS”), announced it entered into several definitive agreements with affiliated sellers to acquire a 113-property portfolio of USPS properties for approximately $31 million dollars.

The portfolio comprises approximately 270,000 square feet and generates a weighted average rent of $9.75 per square foot. The weighted average remaining lease term of the portfolio is 2.1 years. As part of the consideration for the portfolio, the Company expects to issue approximately $14 million of OP units valued at $17.00 per share. The balance of the purchase price is expected to be funded with proceeds from the Company’s line of credit.

Andrew Spodek, Postal Realty Trust, Inc.’s Chief Executive Officer commented, “We are excited that upon the completion of this transaction, we will have grown our property count by approximately 50% since our IPO in May 2019. We are particularly encouraged by this specific transaction as it demonstrates our ability to effectively underwrite and perform due diligence on a large portfolio quickly and efficiently. We are also pleased that we will be able to utilize our OP units as consideration for the benefit of the seller and the Company. We anticipate that the success of this transaction will encourage other USPS owners to consider selling properties to Postal Realty. Furthermore, this transaction is illustrative of our ability to consolidate a highly accretive asset class while creating value for both the property sellers and all of our shareholders.”

Formal due diligence has been completed and the transaction is expected to close by the end of the year, subject to the satisfaction of customary closing conditions.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages properties leased to the USPS. The Company believes it is one of the largest owners and managers measured by net leasable square footage of properties that are leased to the USPS.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements regarding identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s ability to obtain financing, the Company’s expected capitalization rates and the Company’s ability to close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: 516-232-8900